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                                  EXHIBIT 10.2
                              EMPLOYMENT AGREEMENT

This agreement has been signed and executed in the current form and filed as exhibit 10.2 of this document. Blank spaces will be replaced with budgetary information when the Company finalizes its 2004 budget.

September 18, 2003

Dear Chris:

          I have enjoyed our discussions to date, and it is my pleasure to offer you the position of Chief Operating Officer of U.S. Physical Therapy, Inc. (the "Company"). The terms of your retention by the Company are outlined below:

     1. Your position as stated above will be Chief Operating Officer of the Company, reporting to me as the President and CEO. This is a full-time position, and you shall not accept other responsibilities for compensation unless approved by me. The scope and duties of responsibility are all clinic operations. Details of your responsibilities are listed in the attached Chief Operating Officer position description.

     2. Your base salary shall be $250,000 per annum, payable in accordance with normal Company payment schedules. Performance and compensation reviews will be performed at 90 days and quarterly thereafter. You will be eligible for the following bonuses while serving the Company, which shall be set by the Compensation Committee of the Board:

               i. 40% bonus of your base salary (based upon pre tax earnings consolidated at the clinic level contributions inclusive of all G & A direct reports) as determined by the Compensation Committee of the Board;

               ii. 20% bonus will be discretionary as determined by the Compensation Committee of the Board;

               iii. 20% bonus based upon ____ new store openings as determined by the Compensation Committee of the Board;

               iv. If earnings per share for 2004 is less than $____ (which is pre taxed consolidated clinics before corporate, then no bonus will be paid other than the discretionary bonus, if approved;

               v. If earnings per share for 2004 is $____ up to $____ then ____% of the bonus will be paid for every penny of additional earnings per share over $____, for a maximum of 45%, excluding the discretionary bonus;

               vi. If earnings per share for 2004 is $____ up to $____, then ____% of the bonus will be paid for every penny of additional earnings per share over $____, for a maximum of 55%, excluding the discretionary bonus;

               vii. If earnings per share for 2004 equals or exceeds $____, then
                    100% of the bonus will be paid.

     3. As an inducement for you to accept our offer of employment, you shall be awarded 50,000 non-qualified stock options to purchase Company common stock. The options will be issued by the Compensation Committee of the Board upon your reporting for duty, and exercisable at the fair market value of the common stock (i.e., the closing market price) on the date of issuance. These options will vest ratably each year on the anniversary date of your employment at 20% per annum, such that all shares will be vested after 5 years. However, the terms of the options shall provide that all options will become vested upon an event that constitutes a change of control (as defined in Attachment A hereto) in the Company. A copy of the 1992 Stock Option Plan is attached for your records.

     4.   Relocation expenses will be paid as follows:

               viii. Receipts must be submitted for reimbursement. The lowest quote/bid to be awarded upon approval by the CEO. Under Company policy, three quotes/bids are required prior to the move process;

               ix. Up to $5,000 for house hunting expenses. Receipts must be submitted for reimbursement;

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               x.   Up to 5% for sales commission on the sale of your current
                    residence;

               xi. Up to $10,000 for temporary living expenses. Receipts must be submitted for reimbursement.

     5. We expect that you will report for duty beginning November 3, 2003, and that your compensation will begin that date.

     6. The initial term of your employment will be for a period of three (3) years. If you are terminated during that period without "Cause" (as defined in Attachment A hereto), the Company will continue to pay you for one (1) year following your termination in accordance with the normal payroll practices. After the initial term of your employment, you shall be an "at will" employee, but if you are terminated after the initial term, without Cause, you shall be paid 6 months salary as a severance payment. During the payout of these severance payments, the Company shall continue to provide you health insurance, but all other benefits shall cease and you shall not be eligible to receive any bonuses.

     7. In the event that there is a Change of Control in the Company, as defined in Attachment A, and (a) you do not continue as the Chief Operating Officer of the Company after the Change of Control and for 6 months thereafter or (b) you are required to change your work location by more than 30 miles, then you shall be entitled to terminate your employment for "good reason" for a period of up to 90 days following the event giving rise to your right to terminate. Your termination for good reason shall be considered a termination by the Company without Cause and you shall be entitled to the same benefits if that had occurred during your first three years of employment (that is, you shall be entitled to a one year severance payment).

     8. You will be entitled to the same fringe benefits as are accorded to all senior management of the Company, which benefits I have described generally to you. You shall be eligible to take up to four (4) weeks of vacation each year. Your vacations should be coordinated with me to insure that the executive offices of the Company are staffed during normal vacation times.

          We hope that you will join us. This offer will remain open for acceptance until September 22, 2003. Should you choose to accept and the terms of employment stated above are acceptable to you, please sign in the space provided below.

                                       Cordially,

                                       /s/ Roy Spradlin
                                       --------------------------

                                       Roy Spradlin, President and CEO

AGREED TO AND ACCEPTED
This 22th day of September, 2003

/s/ Chris Reading
-----------------------
Chris Reading

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                                  ATTACHMENT A

For purposes of this Agreement:

"Cause" shall mean (i) the willful and material failure of Reading to perform or observe (other than by reason of disability as contemplated in paragraph 9(a)) any of the terms or provisions of this Agreement, including the failure of Reading to follow the reasonable written directions of the Company's Board of Directors, (ii) dishonesty or misconduct on the part of Reading that is or is reasonably likely to be damaging or detrimental to the business of the Company,
(iii) conviction of a crime involving moral turpitude, (iv) habitual insobriety or failure to perform duties due to abuse of alcohol or drugs, or (v) misappropriation of funds.

"Change in Control" shall mean:

               (a) The transfer or sale by the Company of all or substantially all of the assets of the Company whether or not this Agreement is assigned or transferred as a part of such sale;

               (b) The transfer or sale of more than fifty percent (50%) of the outstanding shares of Common Stock of the Company;

               (c) A merger or consolidation involving the Company in a transaction in which the shareholders of the Company immediately prior to the merger or consolidation own less than fifty percent (50%) of the company surviving the merger or consolidation; or

               (d)  The voluntary or involuntary dissolution of the Company.

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